Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2025 RESULTS
SUGAR LAND, TX – March 12, 2026 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services, today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights:
•Generated fourth quarter 2025 revenues of $224.8 million, an increase of 5.4% over the 2024 period.
•Grew gross margin to $58.3 million.
•Reported a net loss of $3.8 million, an improvement of $3.4 million from the 2024 period.
•Reduced Adjusted Selling, General and Administrative Expenses1 as a percentage of revenue to 20.0%, a reduction of 150 basis points from the 2024 period.
•Increased consolidated Adjusted EBITDA1 to $16.4 million and 7.3% of consolidated revenue, up 12.1% from the 2024 period.
•Generated cash flow from operations of $16.8 million and Free Cash Flow1 of $14.6 million.

Full Year 2025 Highlights:
•Generated revenue of $896.5 million, a 5.2% increase compared to 2024.
•Grew gross margin to $231.7 million.
•Reported 2025 net loss of $49.2 million, inclusive of a $13.1 million loss on debt extinguishment attributable to the transactions discussed below.
•Lowered Adjusted Selling, General and Administrative Expenses1 to 20.5%, a reduction of 90 basis points from 2024.
•Increased consolidated Adjusted EBITDA1 to $60.7 million and 6.8% of consolidated revenue, up 11.9% from 2024.
•As previously announced:
◦Closed on a refinancing transaction in March 2025 that simplified the capital structure, extended term maturities and lowered the Company’s blended interest rate by more than 100 basis points, and
◦Issued preferred stock and warrants in September 2025 that raised $75.0 million in proceeds (before expenses) that were used to significantly reduce debt and improve financial flexibility.

1 See the accompanying reconciliation of non-GAAP measures at the end of this press release.

“I am excited to share these strong fourth quarter and full-year 2025 results in my first earnings release since joining TEAM as CEO in early February. Our fourth quarter performance was highlighted by 5.4% revenue growth to $224.8 million, driven by robust increases in the U.S. and Canada, alongside a 12.1% improvement in consolidated Adjusted EBITDA to $16.4 million or 7.3% of revenue,” said Gary L. Hill, TEAM’s Chief Executive Officer. “For the full year, our revenue grew by 5.2% to $896.5 million and our consolidated Adjusted EBITDA increased by 11.9% to $60.7 million, or 6.8% of revenue. These results demonstrate the solid foundation and operational momentum built by our highly skilled and dedicated team.”

Mr. Hill continued, “For 2026, my focus is clear and aggressive: accelerating commercial execution and top-line growth by deepening customer relationships, capturing profitable market share in our core industrial sectors, and accelerating expansion into attractive end markets such as aerospace and power. We will continue to emphasize cost efficiency and disciplined resource allocation to further enhance profitability and cash flow generation. At the same time, we are committed to strengthening our organization by investing in our people, optimizing processes, prioritizing safety, and fostering a more agile, collaborative culture. While recent events in the Middle East have increased market and energy price volatility, we remain optimistic about delivering further revenue and Adjusted EBITDA growth in 2026 and will provide a more detailed outlook following our first quarter results.”

“I am excited about TEAM's potential and energized by the opportunities ahead as we remain committed to driving profitable top line growth, continuously improving margins and accelerating cash flow generation. Finally, I want to thank our dedicated and highly skilled employees who safely deliver best in class service every day, while building a financially stronger TEAM,” concluded Mr. Hill.

Financial Results

Fourth quarter revenue was $224.8 million compared to $213.3 million in the prior year period, an increase of $11.5 million, or 5.4%, driven by revenue growth of 4.9% in the United States and 21.6% in Canada. Consolidated gross margin was $58.3 million (25.9% of revenue).

Selling, general and administrative expenses for the fourth quarter were $51.7 million, a decrease of $3.5 million, or 6.3%, compared to the fourth quarter of 2024, primarily driven by lower insurance and legal related expenses. Adjusted Selling, General and Administrative Expense (non-GAAP), which excludes expenses not representative of TEAM’s ongoing operations as well as non-cash expenses such as depreciation and amortization and share-based compensation cost, decreased by $1.0 million and 150 basis points as compared to the 2024 period.

Operating income for the fourth quarter of 2025 was $6.6 million, a $4.4 million increase over the 2024 period. Net loss in the fourth quarter of 2025 was $3.8 million, an improvement of 47.4% over the prior year period. Net loss attributable to common shareholders, which includes dividends and accretion related to the preferred shares issued in September 2025, totaled $6.6 million and $1.47 per share as compared to a net loss of $7.2 million and $1.61 per share in the 2024 fourth quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, improved 12.1% to $16.4 million and 7.3% of consolidated revenue, compared to $14.6 million and 6.9% of consolidated revenue for the 2024 quarter.

For the full year 2025, consolidated revenues were $896.5 million, an increase of $44.2 million, or 5.2% as compared to $852.3 million in 2024, driven by revenue growth of 6.7% in the United States and 14.7% in Canada, partially offset by lower year over year activity in other international regions. Consolidated gross margin improved by $8.6 million to $231.7 million (25.8% of revenue).

Selling, general and administrative expenses in 2025 were $217.6 million, higher by $4.6 million, or 2.2%, compared to 2024, primarily due to increased professional fees related to debt and equity refinancing activities during 2025. Adjusted Selling, General and Administrative Expense (non-GAAP) was $183.7 million and declined by 90 basis points as a percentage of revenue versus the 2024 period.

Operating income for 2025 was $14.1 million, an increase of 39.0% over 2024. Net loss for 2025 was $49.2 million and included a loss on debt extinguishment of $13.1 million related to the debt and equity transactions discussed above. Net loss attributable to common shareholders was $52.7 million, or $11.70 per share. Consolidated Adjusted EBITDA, a non-GAAP measure, improved by 11.9% to $60.7 million or 6.8% of revenue as compared to $54.3 million or 6.4% of revenue in 2024, driven by the Company’s cost reduction efforts and a more favorable job and pricing mix.

Adjusted net loss, consolidated Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the three months ended December 31, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$108,490	$106,436	$2,054	1.9%
MS	116,336	106,860	9,476	8.9%
	$224,826	$213,296	$11,530	5.4%

Operating income (loss)
IHT	$7,860	$9,508	$(1,648)	(17.3)%
MS	11,545	8,099	3,446	42.5%
Corporate and shared support services	(12,776)	(15,402)	2,626	17.0%
	$6,629	$2,205	$4,424	200.6%

Revenues. IHT’s revenue increased by $2.1 million, or 1.9%, compared to the prior year period, driven primarily by higher turnaround activity in the U.S. MS revenue increased by $9.5 million or 8.9%, including a $5.5 million revenue increase in the U.S. due to higher turnaround activities in the oil and refining sectors, and a $4.5 million increase from project work in Canada.
Operating income (loss). IHT’s fourth quarter 2025 operating income decreased by $1.6 million to $7.9 million mainly due to the timing of certain labor related and equipment costs. MS operating income improved by approximately $3.4 million due to pricing and job mix and the realized benefit from cost reductions implemented throughout 2025. Corporate and shared support services costs decreased by $2.6 million or 17.0%, driven mainly by lower insurance and legal related reserves.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the twelve months ended December 31, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$458,879	$426,722	$32,157	7.5%
MS	437,604	425,550	12,054	2.8%
	$896,483	$852,272	$44,211	5.2%

Operating income (loss)
IHT	$43,855	$37,012	$6,843	18.5%
MS	26,424	27,287	(863)	(3.2)%
Corporate and shared support services	(56,208)	(54,163)	(2,045)	(3.8)%
	$14,071	$10,136	$3,935	38.8%

Revenues. IHT revenues increased by $32.2 million, or 7.5%, as compared to 2024. This growth was primarily driven by a $28.5 million increase in U.S. revenue, reflecting higher call-out and turnaround activity as well as expanded projects at our lab inspection and testing facility in Cincinnati. In addition, revenue in Canada and other international regions increased by $2.5 million and $1.2 million respectively, due to increased non-destructive examination and heat-treating activity. MS revenue increased by $12.1 million, or 2.8%, over the prior year. This included a $14.6 million increase in U.S. revenue, driven by higher turnaround activities in the oil and refining sectors, and a $7.4 million increase in Canada, resulting from expanded project work. This growth was partially offset by a $9.9 million revenue decrease in other international regions attributable to reduced project activity in call-out and leak repair services.

Operating income (loss). IHT’s operating income grew by 18.5% to $43.9 million, primarily due to lower costs and an improved job mix, which drove higher gross margins in the U.S. Operating income in both Canada and other international regions also increased by $0.5 million each, for the reasons noted above. MS operating income decreased by $0.9 million year over year to $26.4 million, with operating income in the U.S. and Canada increasing by $3.9 million and $0.6 million, respectively, partially offset by lower operating income from other international regions for the reasons noted above. Corporate operating loss increased by $2.0 million, mainly due to higher professional fees in the current year associated with the debt and equity transactions discussed above.

Balance Sheet and Liquidity

At December 31, 2025, the Company had $77.4 million of total liquidity, consisting of consolidated cash and cash equivalents of $14.1 million (excluding $4.0 million of restricted cash) and $63.4 million in undrawn availability under its various credit facilities. Additionally, in connection with the September 2025 preferred stock and warrants issuance, and subject to certain conditions regarding the use of proceeds as outlined in the purchase agreement related thereto, the Company has the option through September 2027 to draw upon up to an additional $30.0 million as a delayed draw and concurrently issue additional preferred stock and warrants.

The Company’s total debt as of December 31, 2025 was $297.2 million compared to $325.1 million as of fiscal year end 2024. The decrease was primarily due to the paydown on the 2022 ABL Credit Agreement and Second A&R Second Lien Term Loan following the issuance of preferred stock and warrants on September 11, 2025, partially offset by new borrowings from the refinancing completed on March 12, 2025. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $279.1 million at December 31, 2025.

2026 Outlook

Due to the change in leadership, the Company is not providing full-year guidance at this time. The Company is actively reviewing strategic priorities and operational plans and expects to provide updated guidance for fiscal year 2026 after the first quarter.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter 2025 financial and operating results on Friday, March 13, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Fourth Quarter 2025 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating and mechanical services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial and growth prospects and strategy, including the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Revenues	$224,826	$213,296	$896,483	$852,272
Operating expenses	166,517	155,955	664,775	629,122
Gross margin	58,309	57,341	231,708	223,150
Selling, general and administrative expenses	51,680	55,136	217,637	213,014
Operating income	6,629	2,205	14,071	10,136
Interest expense, net	(9,489)	(12,031)	(44,676)	(47,808)
Loss on debt extinguishment	—	—	(13,136)	—
Other (income) expense, net	(493)	3,871	(2,889)	2,682
Loss before income taxes	(3,353)	(5,955)	(46,630)	(34,990)
Provision for income taxes	(426)	(1,227)	(2,580)	(3,276)
Net loss	$(3,779)	$(7,182)	$(49,210)	$(38,266)
Dividend and accretion to redemption value on redeemable preferred stock	(2,841)	—	(3,451)	—
Net loss attributable to common shareholders	$(6,620)	$(7,182)	$(52,661)	$(38,266)
Loss per common share:
Basic and diluted	$(1.47)	$(1.61)	$(11.70)	$(8.64)

Weighted-average number of shares outstanding:
Basic and diluted	4,517	4,463	4,501	4,429

The following table includes the details of depreciation and amortization expense:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Depreciation and amortization:
Amount included in operating expenses	$2,998	$3,210	$12,495	$13,730
Amount included in SG&A expenses	5,408	5,151	21,587	22,565
Total depreciation and amortization	$8,406	$8,361	$34,082	$36,295

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2025	2024

Cash and cash equivalents	$18,145	$35,545

Other current assets	248,260	269,558

Property, plant and equipment, net	110,628	112,835

Other non-current assets	108,420	110,427

Total assets	$485,453	$528,365

Current portion of long-term debt and finance lease obligations	$3,858	$6,485

Other current liabilities	116,197	164,763

Long-term debt and finance lease obligations, net of current maturities	293,343	318,626

Other non-current liabilities	44,585	36,753

Redeemable preferred stock	51,951	—

Stockholders’ equity (deficit)	(24,481)	1,738

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$485,453	$528,365

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net loss	$(3,779)	$(7,182)	$(49,210)	$(38,266)
Depreciation and amortization expense	8,406	8,361	34,082	36,295
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,126	1,536	5,065	6,226
Deferred income taxes	479	(430)	(15)	(1,184)
Non-cash compensation cost	130	529	795	2,273
Loss on debt extinguishment	—	—	13,136	—
Change in working capital and other	10,412	18,810	(15,201)	17,423
Net cash provided by (used in) operating activities	16,774	21,624	(11,348)	22,767

Cash flows from investing activities:
Capital expenditures	(2,134)	(2,011)	(9,289)	(9,465)
Proceeds from disposal of assets	146	18	228	167
Net cash used in investing activities	(1,988)	(1,993)	(9,061)	(9,298)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	(9,100)	(1)	(19,118)	(510)
Payments under Corre DDTL	—	—	(35,700)	—
Payments under Corre Uptiered Loan	—	—	(55,894)	—
Borrowings (payments) under HPS First Lien Term Loan, net	(437)	—	173,688	—
Payments under Corre Second Lien Term Loan	—	—	(41,803)	—
Payments under ME/RE Loans	—	(711)	(23,427)	(2,842)
Net proceeds from issuance of preferred stock and warrants	(751)	—	67,226	—
Payments under Corre Incremental Term Loans	—	(356)	(48,015)	(1,425)
Payments for debt issuance costs	75	(1,091)	(11,337)	(8,462)
Other	(1,156)	(661)	(2,813)	492
Net cash provided by (used in) financing activities	(11,369)	(2,820)	2,807	(12,747)

Effect of exchange rate changes	(84)	(353)	202	(604)
Net change in cash and cash equivalents	$3,333	$16,458	$(17,400)	$118

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues
IHT	$108,490	$106,436	$458,879	$426,722
MS	116,336	106,860	437,604	425,550
	$224,826	$213,296	$896,483	$852,272

Operating income (loss)
IHT	$7,860	$9,508	$43,855	$37,012
MS	11,545	8,099	26,424	27,287
Corporate and shared support services	(12,776)	(15,402)	(56,208)	(54,163)
	$6,629	$2,205	$14,071	$10,136

Segment Adjusted EBIT[1]
IHT	$8,001	$9,724	$45,020	$37,725
MS	12,081	8,221	28,006	28,056
Corporate and shared support services	(12,214)	(12,204)	(47,178)	(50,087)
	$7,868	$5,741	$25,848	$15,694

Segment Adjusted EBITDA[1]
IHT	$11,068	$12,567	$57,052	$49,503
MS	16,086	12,564	44,761	46,117
Corporate and shared support services	(10,750)	(10,500)	(41,088)	(41,358)
	$16,404	$14,631	$60,725	$54,262

___________________
1    See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliations
(Unaudited)

The Company uses supplemental non-GAAP financial measures, which are derived from consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write-off of assets, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss), as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Adjusted Net Loss:
Net loss	$(3,779)	$(7,182)	$(49,210)	$(38,266)
Professional fees and other[1]	1,901	1,196	8,186	4,111
Legal costs (credits) and litigation reserves	(1,141)	1,976	2,120	124
Severance charges, net	477	364	1,470	1,323
Loss on debt extinguishment	—	—	13,136	—
Write-off of software cost	—	—	45	—
Tax impact of adjustments and other net tax items	(99)	(8)	(200)	(210)
Adjusted net loss	$(2,641)	$(3,654)	$(24,453)	$(32,918)
Dividend and accretion to redemption value on redeemable preferred stock	(2,841)	—	(3,451)	—
Adjusted Net Loss attributable to common shareholders	$(5,482)	$(3,654)	$(27,904)	$(32,918)

Adjusted net loss per common share:
Basic and diluted	$(1.21)	$(0.82)	$(6.20)	$(7.43)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(3,779)	$(7,182)	$(49,210)	$(38,266)
Provision for income taxes	426	1,227	2,580	3,276
Interest expense, net	9,489	12,031	44,676	47,808
Foreign currency loss (gain)	661	(3,735)	3,274	(2,231)
Gain on sale of assets	(113)	(16)	(216)	(5)
Professional fees and other[1]	1,901	1,196	8,186	4,111
Legal costs (credits) and litigation reserves	(1,141)	1,976	2,120	124
Severance charges, net	477	364	1,470	1,323
Loss on debt extinguishment	—	—	13,136	—
Write-off of software cost	—	—	45	—
Pension credit[2]	(53)	(120)	(213)	(446)
Consolidated Adjusted EBIT	7,868	5,741	25,848	15,694
Depreciation and amortization
Amount included in operating expenses	2,998	3,210	12,495	13,730
Amount included in SG&A expenses	5,408	5,151	21,587	22,565
Total depreciation and amortization	8,406	8,361	34,082	36,295
Non-cash share-based compensation costs	130	529	795	2,273
Consolidated Adjusted EBITDA	$16,404	$14,631	$60,725	$54,262

Free Cash Flow:
Cash provided by (used in) operating activities	$16,774	$21,624	$(11,348)	$22,767
Capital expenditures	(2,134)	(2,011)	(9,289)	(9,465)
Free Cash Flow	$14,640	$19,613	$(20,637)	$13,302

____________________________________

1    The three and twelve months ended December 31, 2025 include $0.4 million and $1.7 million, respectively related to debt financing and $1.5 million and $6.5 million, respectively related to support costs. The three and twelve months ended December 31, 2024, include $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$7,860	$9,508	$43,855	$37,012
Professional fees and other[1]	141	122	985	162
Severance charges, net	—	94	180	551
Adjusted EBIT	8,001	9,724	45,020	37,725
Depreciation and amortization	3,067	2,843	12,032	11,778
Adjusted EBITDA	$11,068	$12,567	$57,052	$49,503

MS
Operating income	$11,545	$8,099	$26,424	$27,287
Professional fees and other[1]	71	—	71	140
Legal costs	—	—	251	41
Severance charges, net	465	122	1,260	588
Adjusted EBIT	12,081	8,221	28,006	28,056
Depreciation and amortization	4,005	4,343	16,755	18,061
Adjusted EBITDA	$16,086	$12,564	$44,761	$46,117

Corporate and shared support services
Net loss	$(23,184)	$(24,789)	$(119,489)	$(102,565)
Provision for income taxes	426	1,227	2,580	3,276
Gain on sale of assets	(113)	(16)	(216)	(5)
Interest expense, net	9,489	12,031	44,676	47,808
Foreign currency loss (gain)	661	(3,735)	3,274	(2,231)
Professional fees and other[1]	1,689	1,074	7,130	3,809
Legal costs (credits) and litigation reserves	(1,141)	1,976	1,869	83
Severance charges, net	12	148	30	184
Loss on debt extinguishment	—	—	13,136	—
Write-off of software cost	—	—	45	—
Pension credit[2]	(53)	(120)	(213)	(446)
Adjusted EBIT	(12,214)	(12,204)	(47,178)	(50,087)
Depreciation and amortization	1,334	1,175	5,295	6,456
Non-cash share-based compensation costs	130	529	795	2,273
Adjusted EBITDA	$(10,750)	$(10,500)	$(41,088)	$(41,358)

Consolidated Adjusted EBITDA	$16,404	$14,631	$60,725	$54,262
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1    The three and twelve months ended December 31, 2025 include $0.4 million and $1.7 million, respectively related to debt financing and $1.5 million and $6.5 million, respectively related to support costs. The three and twelve months ended December 31, 2024, include $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Selling, General and Administrative Expenses	$51,680	$55,136	$217,637	$213,014
Less:
Depreciation and amortization in SG&A expenses	5,408	5,151	21,587	22,565
Non-cash share-based compensation costs	130	529	795	2,273
Professional fees and other[1]	1,901	1,196	8,186	4,111
Legal costs (credits) and litigation reserves	(1,141)	1,976	2,120	124
Severance charges included in SG&A expenses	396	327	1,232	1,245
Total non-cash/non-recurring items	6,694	9,179	33,920	30,318
Adjusted Selling, General and Administrative Expenses	$44,986	$45,957	$183,717	$182,696
___________________
1    The three and twelve months ended December 31, 2025 include $0.4 million and $1.7 million, respectively related to debt financing and $1.5 million and $6.5 million, respectively related to support costs. The three and twelve months ended December 31, 2024, include $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs.